Exhibit 99.1

FOR IMMEDIATE RELEASE

KIOR CLOSES $75 MILLION LOAN

Additional Capital Bolsters Financial Strength and Fuels Continued Expansion

PASADENA, Texas, January 27, 2012 - KiOR, Inc. (NASDAQ: KiOR), a next-generation renewable fuels company, today announced that it has closed a $75 million four-year term loan with a lender group comprised of an affiliate of Vinod Khosla and two Canadian corporations owned by certain pension fund clients of Alberta Investment Management Corporation (AIMCo).

“This follow-on investment in KiOR reaffirms the continued long-term commitment of two of North America’s most knowledgeable renewable energy investors in light of KiOR’s on-time and on-budget execution of its first commercial facility in Columbus, Mississippi; KiOR’s continued progress toward yield improvements in its R&D program; and prospects for KiOR’s larger, second facility in Mississippi planned to break ground after our Columbus facility is fully operational,” commented Fred Cannon, Chief Executive Officer. Concluding, Mr. Cannon added: “The additional capital de-risks KiOR’s near-term business plan, decreases KiOR’s dependency on volatile capital markets and allows additional front-end engineering work on our second facility.”

About KiOR

KiOR is a development stage, next-generation renewable fuels company that has developed a unique two-step proprietary technology platform to convert abundant and sustainable non-food biomass into gasoline, diesel and fuel oil blendstocks. KiOR’s blendstocks may be transported using existing distribution networks and are suitable for use in vehicles on the road today. KiOR strives to help ease dependence on foreign oil, reduce lifecycle greenhouse gas emissions and create high-quality jobs and economic benefit across rural communities. For more information, please visit www.KiOR.com.

Forward-Looking Statements

This release contains “forward looking” statements regarding future results and events, including, without limitation, statements about: the construction of and commercialization at our biomass-to-fuel facility in Columbus, Mississippi, potential future sales of our fuels products, and our anticipated future operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward looking statements. The forward looking statements in this press release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward looking statements contained in this press release. Such factors and others are discussed more fully in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q as filed with the United States

Securities and Exchange Commission on August 15, 2011, which “Risk Factors” discussion is incorporated by reference in this press release. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results, levels of activity, performance or achievement may vary significantly from what we projected. The Company specifically disclaims any obligation to update these forward looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release. The Company specifically disclaims any obligation to update these forward looking statements in the future.

Contact Information:
John H. Karnes	Erica Mannion
KiOR, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
281-694-8811	415-471-2700
Investor.relations@kior.com	Investor.relations@kior.com